Exhibit 5.1


               (The Andersons Management Corp. Letterhead)



                                    May 1, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: The Andersons Management Corp. Registration Statement on Form S-4 (Registration No. 33-_______)

Ladies and Gentlemen:

     I am general counsel and corporate secretary to The Andersons Management Corp., an Ohio corporation (the "Corporation"), and have advised the Corporation in connection with its registration under the Securities Act of 1933, as amended (the "'33 Act"), of up to 50,000,000 of the Corporation's common shares, no par value per share (the "Common Shares"), pursuant to a Registration Statement on Form S-4 filed by the Corporation on May 1, 1995 (File No. 33-_____) (as the same may be amended or supplemented, the "Registration Statement").

     For purposes of the opinions contained in this letter, I have examined and relied upon the originals or conformed or photostatic copies (which I have assumed are genuine) of (i) the Amended and Restated Articles of Incorporation; and the Amended and Restated Code of Regulations of the Corporation, (ii) the minutes, consents and other records of corporate proceedings of the Corporation with respect to the authorization and issuance of the Common Shares, (iii) the Registration Statement and (iv) such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein. For purposes hereof, I have assumed that the merger of The Andersons, an Ohio limited partnership (the "Partnership"), with and into the Corporation (the "Merger"), as described in the Registration Statement, will become effective as planned. In addition, for purposes hereof, I have assumed with your permission and without independent investigation that all factual information supplied to me for the purpose hereof is complete and accurate and that no changes will be made in the definitive form of the documents I have reviewed in draft form which would impact my opinions.

     Based upon and subject to the foregoing, I hereby advise you that in my opinion:

     1. The Corporation is a corporation validly existing and in good standing under the General Corporation Law of the State of Ohio.

     2. The Common Shares to be offered by the Corporation as describe in the Registration Statement (the "Offered Shares") have been duly authorized for issuance, and upon the effectiveness of the Merger and the exchange or conversion of the existing equity securities of the Corporation and the Partnership into Common Shares contemplated thereby, will be fully paid and nonassessable.

     I am qualified to practice law in the State of Ohio and do not herein express any opinion as to any laws other than the laws of the State of Ohio, as such laws are constituted on the date of this opinion.

     I hereby consent to the filing of this letter as an exhibit to the Registration Statement and the references to this opinion in the Joint Proxy Statement/Prospectus contained therein. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the '33 Act of the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/ Beverly J. McBride

                                    Beverly J. McBride
                                    General Counsel and Corporate
                                      Secretary